China Organic Announces Appointment of Prominent Industry Veteran Zhidong Li as Chief Executive Officer and to Board of Directors

Li Contributes Extensive Enterprise Management and Leadership Background in Finance, Manufacturing and Technology

JILIN, China--(BUSINESS WIRE)--China Organic Agriculture, Inc. (OTCBB:CNOA -
News), a growth-driven agricultural and products company leading China's organic foods revolution, has appointed Zhidong Li, a forward-thinking marketing and finance executive, to the position of Chief Executive Officer and the Company's Board of Directors.

Mr. Li has held positions as Chief Executive Officer, Chief Operating Officer, Marketing Director, as well as Investment Banker, Fund Manager and Asset Manager. At age 27, he was the youngest fund manager for Alliance e-Finance in Australia, managing hundred of millions of dollars in investments.

"We are very excited about welcoming Mr. Li to China Organic and we believe his unique mix of experience and expertise will assist us during this high-growth period of our Company's development," said Huizhi Xiao, Chairman of China Organic Agriculture. "I believe that his insightful leadership will serve every member of the China Organic team and ultimately enable us to reach ever higher levels of shareholder value. His decision-making and business tactics will benefit the Company greatly by allowing us to explore new business opportunities to expand our operations."

Mr. Li was the Chief Operating Officer of Xinyuan Guarantee Company and Chief Executive Officer of Beijing Company, leading that company's four departments, 72 subsidiaries and more than 2000 employees with 11 established financial centers across China.

"I'm looking forward to working with the management team at China Organic as we fully capitalize on the growing market for organic and green rice products in China," said Mr. Li. "The Company is superbly positioned for growth in this key segment of the multi-billion dollar food and agriculture industry in China."

The appointment of Mr. Li is also key element in Management's long-term business strategy to develop China Organic into a dominant force in the global food and agriculture marketplace.

Mr. Li also has experience in venture capital, equity financing and fund management in local regions of China. He served as the manager of the investment banking department of Zhennen Investment Management Company of Heilongjiang Province from December, 2000 to March, 2003. In April, 2003, he was appointed as Australia Global Capital Corporation's Marketing Director and Operations Director. During that time, he completed the acquisition of two companies and led all real estate developments, as well as financing and sales management in the New South Wales, Queensland, and Victoria regions.

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Mr. Li graduated from The University of Newcastle in Australia and holds an MBA, as well as a Ph.D in Business Administration. He is a member of the Asai Merchants Committee. He also teaches graduate students at the University of Newcastle and is a member of the Gerson Lehrman Group Councils.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China. CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The Company also has an extensive sales network, located in the major cities in China.

CNOA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and is exempt from federal taxes as an agricultural company in China. CNOA has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 40% higher than comparables. In the first two quarters of 2007 (as of June 30) the company posted $6.4 million in revenues, up 60% from the same period in 2006. Earnings for that same period were $2.4 million, a 58% increase over the comparable period the previous year.

CNOA has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao, has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

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Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

China Organic Agriculture
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com